Exhibit 5.1

Van Campen & Partners N.V.
Advocaten en Belastingadviseurs

J.J. Viottastraat 52
1071 JT Amsterdam
The Netherlands
Tel: +31 20 760 16 00
Email: info@vancampenpartners.com
www.vancampenpartners.com

Chicago Bridge & Iron Company N.V.

Oostduinlaan 75

2596 JJ The Hague

The Netherlands

March 1, 2013

Ladies and Gentlemen:

We have acted as special counsel to Chicago Bridge & Iron Company N.V., a Netherlands corporation (the “Company”), with respect to certain matters of Netherlands law in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of those shares of common stock, par value EUR 0.01 per share, of the Company (“Common Stock”) issuable by the Company under employee benefit plans of The Shaw Group Inc. (“Shaw”) (the “Shaw Benefit Plans”) pursuant to Section 2.3 of the Transaction Agreement, dated as of July 30, 2012, among the Company, Crystal Acquisition Subsidiary Inc. (“Merger Sub”) and Shaw (the “Transaction Agreement”), following the merger pursuant to the laws of Louisiana of Merger Sub with and into Shaw (the “Merger”) (the shares of Common Stock so issuable from time to time referred to herein as the “Shares”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement; (ii) a copy of the executed Transaction Agreement; (iii) the articles of association (statuten) of the Company (the “Company Articles”), and of the Company’s sole managing director Chicago Bridge & Iron Company B.V. (“CB&I B.V.”) (the “CB&I B.V. Articles”), in each case as deposited with the Trade Register of the Chamber of Commerce of Amsterdam (the “Trade Register”); (iv) customary telephone checks made on the date hereof with the Trade Register and the bankruptcy clerk’s office (faillissementsgriffie) of the court (rechtbank) of Amsterdam in relation to the Company and CB&I B.V.; (v) excerpts of the registration of the Company, dated February 26, 2013, and CB&I B.V., dated February 25, 2013, with the Trade Register (the “Excerpts”); (vi) minutes of a meeting of the general meeting of shareholders of the Company held on May 2, 2012, including the adoption of a resolution delegating to the Supervisory Board of the Company the power to issue shares of Common Stock for a period of five years ending on May 2, 2017 (the “Delegation Resolution”); (vii) a certified copy of resolutions adopted by the Supervisory Board of the Company on July 29, 2012, approving the transactions contemplated by the Transaction Agreement and the issuance of shares of Common Stock pursuant thereto, including the Shares (the “Supervisory Board Resolution”); (viii) a written resolution of the Management Board of the Company, dated July 29, 2012, approving the transactions contemplated by the Transaction Agreement (the “Management Board Resolution”); (ix) minutes of the extraordinary general meeting of shareholders of the Company, held on December 18, 2012, including the adoption of a resolution approving the transactions contemplated by the Transaction Agreement (the “Transaction Agreement Shareholders Resolution”) and (x) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of Dutch law as we considered appropriate.

Van Campen & Partners N.V. has its statutory seat at Amsterdam, The Netherlands, and is registered at the Trade Register (Handelsregister) under number 54033500

In connection with rendering the opinions set forth below, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) that the Transaction Agreement has been duly executed and delivered by all parties thereto other than the Company; (vi) that under all applicable laws, other than the laws of The Netherlands insofar as the Company is concerned: (a) the Transaction Agreement constitutes the valid, legal and binding obligations of each party thereto and (b) the choice of the laws of the States of Delaware and Louisiana as the law governing certain provisions of the Transaction Agreement is a valid and binding selection; (vii) that all of the Shares being registered pursuant to the Registration Statement are issuable pursuant to the provisions of Section 2.3 of the Transaction Agreement and will be issued in accordance with all relevant provisions of the Shaw Benefit Plans and the relevant awards granted thereunder; (viii) that under the laws of the State of Louisiana, at the effective time of the Merger each Stock-Settled Share Unit (as such term is defined in the Transaction Agreement) was automatically by operation of law converted into the right to receive the Merger Consideration as specified in the Transaction Agreement, including the Conversion Consideration (as such term is defined in the Transaction Agreement) payable by the Company pursuant to the Transaction Agreement; (ix) that the exercise price for each Share issuable pursuant to any Option (as such term is defined in the Transaction Agreement) will not be less than the equivalent of EUR 0.01 per share at the time of issuance of such Shares; (x) that each of the Delegation Resolution and the Transaction Agreement Shareholders Resolution was duly adopted at a general meeting of the shareholders of the Company, duly convened and held in accordance with all applicable provisions of Dutch law and the articles of association of the Company; (xi) that the Supervisory Board Resolution was duly adopted at a meeting of the Supervisory Board of the Company, duly convened and held in accordance with all applicable provisions of Dutch law and the articles of association of the Company; (xii) that the certificates representing all Shares being registered pursuant to the Registration Statement will be duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s articles of association and the Transaction Agreement; (xiii) that there will at the time of issuance of any Shares being registered pursuant to the Registration Statement be sufficient shares of Common Stock authorized under the Company’s articles of association and not otherwise issued or reserved for issuance to permit issuance of such Shares; (xiv) that the Company Articles and the CB&I B.V. Articles are the articles of association (statuten) of the Company or CB&I B.V., as the case may be, as presently in force, as in force at the respective dates of adoption of the Supervisory Board Resolution, the Management Board Resolution, the Delegation Resolution and the Transaction Agreement Shareholders Resolution, as in force on the date of execution of the Transaction Agreement and (in the case of the Company Articles) as they will be in force at the time of issuance of any Shares being registered pursuant to the Registration Statement; (xv) that the information set forth in the Excerpts is true and correct in all respects material to the rendering of this opinion as of the date hereof, as of the respective dates of adoption of the Delegation Resolution, the Supervisory Board Resolution, the Management Board Resolution and the Transaction Agreement Shareholders Resolution, and as of the date of execution of the Transaction Agreement and will (insofar as the Excerpt relating to the Company is

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concerned) be true and correct in all respects material to the rendering of this opinion as of the time of issuance of any Shares being registered pursuant to the Registration Statement; (xvi) the due compliance of the issuance, offering and sale of the Shares with all relevant legal requirements of all jurisdictions other than The Netherlands; and (xvii) that the Shares being registered under the Registration Statement will not be offered to any person in the Netherlands except in accordance with any provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht) permitting such Shares to be offered without a prospectus approved by the Dutch Financial Markets Authority (Stichting Autoriteit Financiële Markten) pursuant to the Dutch Financial Supervision Act.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares to be issued pursuant to Section 2.3 of the Transaction Agreement will, when such Shares have been duly issued, delivered and paid for in accordance with the provisions of the Transaction Agreement and the relevant provisions of the Shaw Benefit Plans and of the relevant awards granted thereunder, be validly issued, fully paid and non-assessable.

This opinion:

(a) speaks as of the date stated above; and

(b) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We express no opinion on any laws other than the law of The Netherlands as it stands and has been interpreted in printed case law of the courts of The Netherlands as of the date of this opinion. In particular, without limiting the generality of the foregoing we express no opinion concerning whether or under what circumstances or with what result a court or arbitrator sitting outside The Netherlands would or might apply Dutch law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Van Campen & Partners N.V.

By	/s/ Marcello Distaso	By	/s/ Maurits J. Tausk
Marcello Distaso, Director		Maurits J. Tausk, Director

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